SOFTWARE PURCHASE AGREEMENT

THIS SOFTWARE PURCHASE AGREEMENT (the "Agreement") is made as of this 8th day of November, 2001, by and between NAVITEX CANADA, INC., an Ontario corporation, with its principal place of business at 5170 Dixie Road, Suite 301, Mississauga, Ontario, Canada L4W 1E3 ("Seller"), and EWRX INTERNET SYSTEMS, INC., a Nevada corporation, with its principal place of business at 1118 Homer Street, Vancouver, BC Canada V6B 6L5 ("Buyer"), with reference to the following facts:

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WHEREAS, Seller has developed and owns, all right, title and interest, including copyrights, in and to certain software source code with annotations and related documentation known as the Flashback Software Application; and

WHEREAS, Buyer desires to purchase the Flashback Software Application and Seller is willing to sell the same to Buyer, subject to the terms and conditions contained herein;

NOW, THEREFORE, in consideration of the mutual covenants and provisions herein contained, it is agreed as follows:

AGREEMENT

1. Transfer of Software. Subject to Buyer's review and unconditional approval of the Software (as defined below) in accordance with Paragraphs 2.3 and 2.4 hereof, and in consideration of Buyer's payment of the Purchase Price in accordance with Paragraph 3 hereof, Seller agrees to, and does hereby transfer, sell and assign to Buyer all right, title and interest in and to the Flashback Software Application, in all versions (including, without limitation, versions compatible with the Windows and Windows NT operating systems) and all forms of expression, including but not limited to, the source code, object code, flowcharts, block diagrams, and all related documentation; and all copyrights, trade secrets, algorithms, inventions (whether or not patentable), proprietary rights and intellectual property rights contained therein (collectively, the "Software"). The transfer, sale and assignment of the Software shall be effective as of Buyer's unconditional approval of the Software (the "Closing Date"), which shall be no earlier than the expiration of the NT Approval Period (as defined below) on the thirty-seventh (37th) day following the Effective Date (i.e., December 19, 2001); provided, however, the transfer, sale and assignment of the Windows version of the Software shall be effective as of Buyer's unconditional approval of such version of the Software and Buyer's payment to Seller pursuant to Paragraphs 2.3 and 3.1, respectively.

2. Effective Date; Joint Press Release; Software Deliverables; Evaluation and Acceptance/Rejection Timeline.

2.1 Effective Date. The "Effective Date" of this Agreement shall be November 12, 2001.

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2.2 Joint Press Release. Upon the mutual execution of this Agreement, which shall be no later than November 12, 2001, Buyer and Seller shall mutually execute the Agreement and issue a joint press release, in the form attached hereto as **Exhibit "A"**, announcing that Buyer will acquire the Software from Seller.

2.3 Windows Version of the Software. On the seventh (7th) day following the Effective Date (i.e., November 19, 2001), Seller shall deliver to Buyer for Buyer's evaluation the Windows version of the Software in all forms of expression (except the Windows NT version of the Software, which shall be delivered in accordance with Paragraph 2.4), including, but not limited to, the source code, object code, flowcharts, block diagrams, and all related documentation. Buyer then shall have until the end of the twenty-second (22nd) day following the Effective Date (i.e., December 4, 2001) (the "Windows Approval Period") to review and investigate such Windows version of the Software and, in its sole and absolute discretion, either (i) approve such version of the Software and agree to purchase it pursuant to the terms of this Agreement or (ii) disapprove such version of the Software and terminate this Agreement in its entirety.

2.4 Windows NT Version of the Software.

(a) On the seventh (7th) day following the Effective Date (i.e., November 19, 2001), Seller shall also deliver to Buyer for Buyer's evaluation the Windows NT version of the Software in all forms of expression (*but excluding* the source code, object code, flowcharts, block diagrams, and related documentation, which, subject to Buyer's approval of the Windows version of the Software pursuant to Paragraph 2.3, Seller shall deliver to Buyer for Buyer's evaluation on the twenty-second (22nd) day following the Effective Date (i.e., December 4, 2001) pursuant to Paragraph 2.4(b)). Buyer then shall have until the end of the thirty-seventh (37th) day following the Effective Date (i.e., December 19, 2001) (the "NT Approval Period") to review and investigate such Windows NT version of the Software and, in its sole and absolute discretion, either (i) approve such version of the Software and agree to purchase it pursuant to the terms of this Agreement or (ii) disapprove such version of the Software and terminate this Agreement in its entirety.

(b) On or before the twenty-second (22nd) day following the Effective Date (i.e., December 4, 2001/the expiration of the Windows Approval Period), subject to Buyer's approval of the Windows version of the Software pursuant to Paragraph 2.3, Seller shall deliver to Buyer for Buyer's evaluation the source code, object code, flowcharts, block diagrams, and all related documentation for the Windows NT version of the Software (which were not included in the delivery to Buyer pursuant to Paragraph 2.4(a)). Buyer shall, in its sole and absolute discretion, approve or disapprove such items on or before the expiration of the NT Approval Period.

3. Purchase Price. As full consideration for the Software and certain continuing development and maintenance services as described herein, Buyer agrees to deliver and pay Seller the following:

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3.1 On the twenty-second (22nd) day following the Effective Date (i.e., December 4, 2001/the expiration of the Windows Approval Period), One Hundred Thousand Dollars ($100,000 USD), provided, at such time, Buyer, in its sole and absolute discretion, has not yet disapproved the Windows version of the Software pursuant to Paragraph 2.3 and desires to proceed with the Software purchase transaction, in which event such payment shall be nonrefundable to Buyer;

3.2 On the thirty-seventh (37th) day following the Effective Date (i.e., December 19, 2001/the expiration of the NT Approval Period), Buyer shall pay and deliver Seller the following, provided, at such time, Buyer, in its sole and absolute discretion, has approved the NT version of the Software pursuant to Paragraph 2.4 and desires to proceed with the Software purchase transaction:

(a) Three Hundred and Fifty Thousand U.S. Dollars ($350,000 USD); and

(b) a certificate or certificates representing two million five hundred thousand shares (2,500,000) of Buyer's common stock (the "Shares"). Buyer shall use its good faith efforts to register the Shares upon the Company-initiated re-listing of Buyer's common stock on the OTC:BB. Buyer and Seller agree that, upon such re-listing, the Shares will be unrestricted and tradable except (i) as otherwise set forth in the Investors' Rights Agreement attached hereto as **Exhibit "B"** and incorporated herein by this reference (which agreement shall be executed by the parties on or before the Closing Date), or (ii) for any restrictions imposed upon the Shares pursuant to any federal or state securities laws or regulations.

3.3 After the Closing Date, a royalty equal to a Three Percent (3%) share of the amounts received by Buyer from sales of the Software. The phrase "amounts received" means any and all monies or proceeds actually received by Buyer from sales of the Software by Buyer, less (i) Buyer's actual expenses in connection with the marketing of the Software and (ii) any taxes and tariffs attributable to such sales – which together shall not exceed forty percent (40%) of the amounts received by Buyer from sales of the Software. Such royalty shall be payable by Buyer within thirty (30) business days after the end of each quarter on the basis of amounts received attributable to the Software during the quarter then ended. Each payment of the royalty shall be accompanied by a statement describing the Software product(s) sold and outlining the manner in which such payment was calculated. Provided that, the Software is still being commercially sold, Buyer agrees to guarantee that the royalties generated by such sale of the Software in the second (2nd) through seventh (7th) calendar years from the Closing Date shall equal or exceed Fifty Thousand Dollars ($50,000 USD) annually by making a cash payment to Seller of any shortfall within forty-five (45) days of each applicable anniversary of the Closing Date.

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4. Exclusive Software Consulting Services.

4.1 On the Closing Date, Seller shall cause Elwin Cathcart to enter into a separate Exclusive Software Consulting Agreement in the form attached hereto as **Exhibit "C"** and incorporated herein by this reference providing for the performance of certain exclusive software consulting services on behalf of Buyer, including, but not limited to, maintenance of the Software, development of modifications, upgrades and enhancements to the Software, identification and development of potential business opportunities for Buyer.

4.2 On the Closing Date, Seller shall cause Qing Wang to enter into a separate Exclusive Software Consulting Agreement in the form attached hereto as **Exhibit "D"** and incorporated herein by this reference providing for the performance of certain exclusive software consulting services on behalf of Buyer, including, but not limited to, maintenance of the Software, development of modifications, upgrades and enhancements to the Software, identification and development of potential business opportunities for Buyer.

4.3 On the Closing Date, Seller and Buyer shall enter into a separate Exclusive Software Consulting Agreement in substantially the same form attached hereto as **Exhibit "E"** and incorporated herein by this reference, as applicable, providing for the performance by Seller (and by Seller's software development team consisting of four (4) developers and one (1) supervisor, each of whom shall be individually bound by the terms of such consulting agreement) of certain software consulting services on behalf of Buyer, including, but not limited to (i) maintenance of the Software and development of modifications, upgrades and enhancements to the Software, and (ii) development of new software and other products for Buyer.

5. License to Seller. Buyer hereby grants Seller a perpetual, royalty-free, exclusive license to the Software for use in the Peoples Republic of China (the "Territory"). Seller shall provide a list of all sublicensees of the Software and a certified copy in English or English translation of each sublicense, each of which shall restrict the use of the Software to the Territory.

6. Copyright Assignment. Seller shall from time to time, but without further compensation, execute, acknowledge and deliver to Buyer, or shall cause the execution, acknowledgement and delivery to Buyer of, such documentation and take such other action which Buyer may require in order to effectively carry out this Agreement and confirm unto Buyer the rights, title, interest, privileges and property which are the subject of this Agreement, including but not limited to, any assignment agreements in recordable form. If Seller shall fail to execute and deliver or to cause the execution and delivery to Buyer of any such instruments, Buyer is hereby irrevocably granted the power coupled with an interest to execute such instruments and to take such other steps and proceedings as may be necessary in connection therewith in the name and on behalf of Seller and as Seller's attorney-in-fact. Seller shall cause the copyright notice of Buyer to appear on all copies of the Software delivered hereunder or maintained in its possession. Such notice shall read:

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unless directed otherwise in writing by Buyer. Seller further agrees to cooperate with Buyer to take any additional action or execute any other supporting documentation or agreements as may be required to transfer or register the copyright of (and any other intellectual property rights in and to) the Software in Buyer's name.

7. Termination of Zhou Agreement. On or prior to the Closing Date of this Agreement, Seller shall have executed and shall cause Yue Zhou to have executed the Termination Agreement attached hereto as **Exhibit "F"** and incorporated herein by this reference.

8. Right of First Refusal.

8.1 Buyer shall have the right of first refusal, exercisable pursuant to Paragraph 8.2, to purchase any all software or other products developed by Seller and its software development team both during the Term of, and for a period of three (3) years from and after the Effective Date of the Exclusive Software Consulting Agreement attached hereto as Exhibit "C". This right of first refusal is separate from and in addition to Buyer's ownership of the Software, any modifications, upgrades and enhancements thereto, and any new software or other products developed pursuant to such Exclusive Software Consulting Agreement, each of which is owned exclusively by Buyer pursuant to this Agreement and such Exclusive Software Consulting Agreement.

8.2 If Seller (or any person(s) on its software development team) shall propose to sell or assign the rights to any software or other products developed by Seller and its software development team, Buyer shall have the right of first refusal to acquire such product(s), exercisable within thirty (30) days after receipt of written notice from Seller which specifies the person or entity to whom the proposed sale or assignment is to be made and the consideration and other terms and conditions upon which Seller proposes to make such sale or assignment (the "Seller Offer"). If Buyer fails to exercise said right of first refusal, then Seller may make such proposed sale or assignment to the same or any other party; provided, however, if the consideration for such proposed sale or assignment represents a 15% or more reduction in the consideration originally set forth in the Seller Offer, Seller shall again give Buyer the opportunity to exercise its right of first refusal in accordance with the foregoing procedure. The same procedure shall be repeated by the parties for each subsequent proposed sale or assignment which includes a 15% or more reduction in the consideration set forth in Seller's previous offer to Buyer.

9. Ownership of Software. It is understood and agreed that Buyer shall have exclusive ownership of all Software and will continue to have exclusive ownership of the Software including, but not limited to, the right to market, sell and license the Software in any manner it desires. Buyer shall have the right to file a copyright registration for the Software and any updates, add-ons or new versions of same in its own name.

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10. Trademarks. Neither Seller nor Buyer shall hereby transfer or otherwise grant permission to use any of the other's trademarks, trade names or service marks in connection with the ownership or licensing of the Software.

11. Representations, Warranties and Agreements of Seller. Seller represents, warrants and agrees that:

11.1 It is a corporation duly organized, validly existing and in good standing under the laws of the province of Ontario, Canada, and it has the corporate power and is authorized under its Articles of Incorporation and its By-laws to carry on its business as now conducted.

11.2 The Software is capable of working with the following versions of consumer-based Windows: Windows 95; Windows NT; Windows 98; Windows 2000; and Windows ME. There is no Macintosh version of the Software.

11.3 There are no persons or entities who are entitled to any notice of the transaction contemplated hereunder or whose consent is required for the consummation of the transaction contemplated hereunder.

11.4 Seller has performed all actions and received all authorizations necessary to execute and deliver the Agreement and to perform its obligations hereunder.

11.5 Seller is the sole and rightful owner of all right, title and interest in and to the Software and has the unrestricted right to market, license, exploit and sell the Software throughout the universe.

11.6 Seller has not previously sold, licensed, encumbered, pledged or conveyed to any person or entity any right, title or interest in or to any portion of the Software.

11.7 There are no outstanding agreements or understandings, written or oral, concerning the Software.

11.8 Neither Seller nor its software development team has entered into, and Seller agrees not to enter into (and to cause its software development team not to enter into), any oral or written agreement in conflict herewith.

11.9 There are no claims against the Software and no demands of any person or entity pertaining to it, and no proceedings have been instituted or are pending or threatened which challenge the rights of Seller in respect thereof.

11.10 Seller has not been charged with infringement, misappropriation or other violation of any intellectual property right of any person or entity, and, to Seller's knowledge, the Software does not infringe or constitute a misappropriation of any trademark, patent, copyright, trade secret or other proprietary right of any third party and

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Seller's use, modification, sale or transfer of the Software shall not violate any rights of any kind or nature of any third party.

11.11 The sale and license of the Software hereunder is compliant with all applicable laws, regulations and rules relating to the export of technical data and Seller shall not export or re-export any technical data, any products received from the other party or the direct product of such technical data to any proscribed country.

12. Representations, Warranties and Agreements of Buyer. Buyer represents, warrants and agrees that:

12.1 It is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and it has the corporate power and is authorized under its Articles of Incorporation and its By-laws to carry on its business as now conducted.

12.2 It has performed all corporate actions and received all corporate authorizations necessary to execute and deliver this Agreement and to perform its obligations hereunder.

12.3 The execution of this Agreement will not result in any violation or default of or conflict with: (i) Buyer's Articles of Incorporation or By-laws; (ii) the provisions of any other agreement to which it is a party or to which it is bound; or (iii) any law, judgment, or regulation of any governmental authority.

12.4 There are no persons or entities who are entitled to any notice of the transaction contemplated hereunder or whose consent is required for the consummation of the transaction contemplated hereunder.

13. Default. Each of the following shall constitute an event of default under this Agreement:

13.1 Buyer fails to pay any amount due under this Agreement, and such default continues for ten (10) business days after Seller gives Buyer written notice that such amount was not paid;

13.2 Either party fails to perform or observe any term, covenant, or undertaking in this Agreement to be performed or observed by it;

13.3 Any warranty, representation, or other statement made by or on behalf of one party and contained in this Agreement or in any other document furnished in compliance with or in reference to this Agreement is on the date made, or later proves to be, false, misleading or untrue in any material respect; and

13.4 Either party (i) files a voluntary petition under any bankruptcy, reorganization, or insolvency law of any jurisdiction, (ii) consents to or applies for appointment of a trustee,

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receiver, custodian, or similar official for itself or for all or substantially all its assets, (iii) makes any assignment for the benefit of creditors, or other arrangement or composition under any laws for the benefit of insolvents; or, any writ of attachment, garnishment, or execution is levied against all or substantially all of either parties' assets; or all or substantially all of either parties' assets become subject to any attachment, garnishment, execution, or other judicial seizure, and the same is not satisfied, removed, released, or bonded within thirty (30) days after the date the writ was levied or the date of the attachment, garnishment, execution, or other judicial seizure.

14. Indemnification.

14.1 Seller's Indemnity. Seller hereby indemnifies Buyer and holds Buyer harmless from and against any and all fines, penalties, damages, claims, liens and other expenses, including but not limited to expenses of investigation, expert fees, attorneys' fees and court costs ("Damages and Expenses") arising out of or related to any breach of any of the representations and warranties made by Seller herein (collectively, "Claims"). In its defense of any Claims referred to herein, Seller agrees to use its best efforts to maintain the confidentiality of the Software and to consult with and follow all reasonable procedures requested by Buyer to protect Buyer's interest therein.

14.2 Buyer's Indemnity. Buyer hereby does and shall indemnify and hold Seller harmless from all Claims arising out of or related to any breach of any of the representations and warranties made by Buyer herein.

14.3 Notice. Promptly after the receipt by either party of notice of any Claim, such party (the "Indemnified Party") will give written notice of such Claim to the other party (the "Indemnifying Party"), it being understood that if the Indemnifying Party does not receive notice in time to contest the determination of any liability with respect to such Claim, then the Indemnifying Party shall not be obligated to indemnify with respect thereto.

14.4 Settlement. The Indemnifying Party shall have the right: (a) to settle all indemnifiable matters subject to this Agreement upon the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, except in the event such settlement subjects the Indemnified Party or any of its customers to any criminal liability or, if Buyer is the Indemnified Party, makes it impossible or economically impracticable for Buyer to continue to use the Software; and (b) to defend, through counsel acceptable to Indemnified Party and at its own expense, any Claim. The Indemnified Party shall cooperate with the Indemnifying Party, provided that the Indemnified Party shall have the right to fully participate in such defense at its own expense. No Indemnified Party shall pay or voluntarily permit the determination of any liability which is subject to this Agreement while the Indemnifying Party is negotiating the settlement thereof or contesting the matter.

14.5 Defense. In the event that the Indemnifying Party does not defend or settle any indemnifiable matter hereunder, the Indemnified Party shall have the rights of the Indemnifying Party to settle and defend Claims specified in this paragraph, and the

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Indemnifying Party shall pay to the Indemnified Party all Damages and Expenses as they are incurred.

15. Software Warranties. Seller warrants that the Software: (i) shall be of high grade, nature, functionality and quality; (ii) shall be free from defects in materials and workmanship under normal use and service; (iii) has been developed and sold hereunder in compliance with all applicable laws, rules and regulations relating to such development and sale; and (iv) shall not contain any back door, time bomb, drop dead, virus, Trojan horse, worm or other software routine or hardware component designed to permit unauthorized access, to disable, erase or otherwise harm software, hardware or data or to perform any such other actions.

16. Confidentiality.

16.1 Non-Disclosure. Prior to the Closing Date, neither party shall, without the written consent of the other, communicate confidential information, designated in writing or identified in this Agreement as such, including all information pertaining only to the Software, to any third party and shall protect such information from inadvertent disclosure to any third party in the same manner that it protects its own confidential information, unless such disclosure is required in response to a validly issued subpoena or other process of law. From and after the Closing Date, Seller covenants that they will maintain the Software and all information related thereto as confidential information and not to disclose it to any third party except to its licensees within the Territory in accordance with Paragraph 5.

16.2 Business Information. The parties agree to treat all business-sensitive information supplied by the other party, whether orally or in writing, as confidential information and to protect it from inadvertent disclosure with the same degree of care it affords its own business-sensitive information. Such information includes, but is not limited to, future business plans and services, the identity of customers and software design.

17. General.

17.1 Publicity. Neither party may use the name or logo of the other party or its affiliates in any advertising, news release or other manner without the written consent of such party.

17.2 Excuse of Performance. Performance by Seller or Buyer of any non-monetary obligation hereunder shall be excused if such failure to perform is caused by an event or circumstance beyond Seller's or Buyer's control and prompt notice thereof has been given to the other party. If Seller or Buyer should fail to perform any non-monetary obligation hereunder as a result of an event or circumstance beyond its control, it shall meet its obligations hereunder within a reasonable time after the cause of the failure has been removed.

17.3 Applicable Law and Forum. This Agreement shall be interpreted and construed in accordance with the laws of the State of Nevada.

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17.4 Injunction. Both parties agree that unauthorized disclosure of the information covered by this Agreement may cause irreparable injury to the party concerned. Accordingly, both parties agree that no remedy at law may be adequate for any breach of this Agreement and, in recognition thereof, agree that the party threatened with disclosure shall be entitled to seek injunctive relief against any such breach or threatened breach. Both parties further agree that all confidentiality commitments hereunder shall survive any termination or expiration of this Agreement.

17.5 Waiver. No delay or omission on the part of either party in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Agreement. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any further occasion. The election of either party of a particular remedy on default will not be exclusive of any other remedy, and all rights and remedies of the parties hereto will be cumulative.

17.6 Broker. Seller and Buyer respectively represent and warrant that they have not employed or utilized the services of any broker or finder in connection with this Agreement or the transaction contemplated hereunder.

17.7 Further Assurances. Seller and Buyer shall execute such further documents and do such other acts consistent with this Agreement as may be reasonably required to effectuate the other party's rights and obligations hereunder.

17.8 Severability. The provisions of this Agreement are to be deemed severable, and the invalidity or unenforceability of any provision shall not affect or impair the remaining provisions which shall continue in full force and effect.

17.9 Amendments. Any amendment to this Agreement shall not be binding on either of the parties to this Agreement unless such amendment is in writing and executed by both Buyer and Seller.

17.10 Entire Agreement. This Agreement contains the full agreement of the parties hereto relating to the sale of the Software and no representations, inducements, promises, or agreements, oral or otherwise, between the parties not embodied herein shall be of any force and effect.

17.11 Captions. The captions used in this Agreement are solely for the convenience of the parties hereto and such captions do not constitute a part of this Agreement.

17.12 Notices. Any notices required or permitted under this Agreement shall be in writing and delivered in person or sent by registered or certified mail, return receipt requested, proper postage prepaid, properly addressed to the address of the addressee set forth hereunder or to such other more recent address of the addressee of which the sending

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party has received written notice. A courtesy copy of any notice to Buyer shall be addressed to:

David C. Meyer, Esq.
Gorry Meyer & Rudd L.L.P.
2029 Century Park East, Suite 400
Los Angeles, CA 90067
Tel.: (310) 277-5967
Fax: (310) 277-5968

17.13 Assignment. The respective rights and obligations provided in this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their legal representatives and legal successors. Seller may not assign any of the rights contained in this Agreement without the written consent of the Buyer, which consent may be granted, conditioned or withheld in its sole and absolute discretion.

17.14 Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between Seller and Buyer. Neither party, by virtue of this Agreement, is authorized as an agent, employee or legal representative of the other. Except as specifically set forth herein, neither party shall have the power to control the activities and operations of the other and their status is, and at all times will continue to be, that of independent contractors. Neither party shall have any power or authority to bind or commit the other.

17.15 Authority. Each party has full power and authority to enter into and perform this Agreement, and the person signing this Agreement on behalf of each party has been properly authorized and empowered to enter into this Agreement.

17.16 Attorneys' Fees. In any proceeding or controversy associated with or arising out of this Agreement, the prevailing party shall be entitled to recover from the other party as a part of the prevailing party's costs, such party's actual attorneys' fees and court costs. The award for legal expenses shall not be computed in accordance with any court schedule, but shall be as necessary to fully reimburse all attorneys' fees and other expenses actually incurred in good faith, regardless of the size of the decision or judgment, it being the intention of the parties to fully compensate the prevailing party for all the attorneys' fees and other expenses paid in good faith.

17.17 Counterparts. This Agreement, and the exhibits attached hereto, may be executed in any number of counterparts, which together shall constitute the Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

"SELLER"

NAVITEX CANADA, INC.
an Ontario corporation

By: ____________________
Name: Qing Wang
Title: Chairperson & CEO

By: ____________________
Name: ELWIN CATHCART
Title:

"BUYER"

EWRX INTERNET SYSTEMS, INC.
a Nevada corporation

By: ____________________
Robert Guistra, President

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